Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Services – Experts” and “Services - Independent Registered Public Accounting Firm,” in the Statement of Additional Information and to the use of our report on the financial statements of First Symetra Separate Account S, dated April 13, 2007 and to the use of our report on the consolidated financial statements of First Symetra National Life Insurance Company of New York, dated February 20, 2007, in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4, No. 333-140379) of First Symetra Separate Account S and related Prospectus of the First Symetra Focus Variable Annuity Contract issued by First Symetra Separate Account S and First Symetra National Life Insurance Company of New York.

/s/ Ernst & Young LLP

Seattle, Washington

May 14, 2007